Exhibit 99.1

Contact:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:

MGP INGREDIENTS ANNOUNCES FIRST QUARTER FY 2007 RESULTS

Highlights:

•                  Q1 total sales increase 10% over year ago quarter to $85.0 million

•                  Q1 diluted EPS of $0.41 compared with $0.23 in year-ago quarter

•                  Higher pricing for ethanol and food grade alcohol compared to a year ago quarter drives distillery segment gains

•                  Ingredients segment earnings lower than year ago, but improved  over FY ’06 Q4

ATCHISON, Kan., November 9, 2006—MGP Ingredients, Inc. (Nasdaq/MGPI) today reported net income of $6,976,000, or $0.41 in diluted earnings per share, for the first quarter of fiscal 2007, which ended October 1, 2006.  This compares with net income of $3,731,000, or $0.23 in diluted earnings per share, for the first quarter of fiscal 2006.  Income from operations in the first quarter of fiscal 2007 was $10.7 million (pre-tax) compared to income from operations of $6.6 million (pre-tax) in the prior year’s first quarter.  Total sales in the first quarter of fiscal 2007 were $84,995,334, an increase of 10 percent above sales of $77,046,067 in the prior year period.

The improvement in first quarter operating results from a year ago resulted from increased sales in the distillery products segment.  Distillery products sales rose by over $14.4 million, or 26 percent, above sales in the first quarter of fiscal 2006.  Ingredients sales in the first quarter declined by $6.5 million, or nearly 29 percent, from the prior year’s first quarter.

“Our earnings growth continues to be driven by our distillery products segment, where the fundamentals remain solid,” said Ladd Seaberg, chairman and chief executive officer.  “Very similar to our fourth quarter results, the contribution from this segment was strong due to higher alcohol pricing versus a year ago.  For the remainder of calendar 2006, a sizeable portion of our fuel grade alcohol sales are contracted at prices comparable to prices that were in effect during the fourth quarter of fiscal 2006.  We will continue to contract for future fuel grade alcohol sales as market conditions warrant.  As previously announced, we have plans to expand our alcohol production capacity by approximately 15 percent above our current maximum annual capacity of approximately 110 million gallons.  This will occur incrementally from a series of distillery equipment upgrades scheduled to be completed between now and late summer in 2007.”

Seaberg added, “Positive pricing for our fuel grade alcohol as well as for our food grade beverage and industrial alcohol products contributed to our income growth.  While we are encouraged by the strength in these product groups, we are also focused on managing the company’s cost of goods sold and operating expenses to maximize cash flow.”

-more-

The company’s first quarter earnings performance in the ingredients segment continued to be negatively impacted primarily by lower unit sales of specialty ingredients for non-food applications compared to a year ago.  The company also reported lower sales of certain specialty food ingredients as part of a planned phase-out of low return products to achieve a more profitable product mix.   Combined with yield improvements and strengthened cost efficiencies, this strategy resulted in a significant reduction in ingredient segment losses compared with the fourth quarter in fiscal 2006.  The decline in ingredients sales compared to a year ago was most pronounced in sales of Chewtex® resins used in pet industry products.  MGPI has had no sales to its former principal customer for this product since May 2006, following a change in the customer’s ownership.  The company’s pet product revenues in the first quarter were derived partially from the recent addition of new customers and new product innovations.

Segment Results

The following is a summary of sales and pre-tax profits/(loss) allocated to each operating segment for the quarters ended October 1, 2006 and September 30, 2005.  Interest expense, investment income and other general miscellaneous expenses are classified as corporate.

(In thousands)	First Qtr	First Qtr
	FY 2007	FY 2006
Ingredients
Net Sales	$15,990	$22,450
Pre-Tax Inc. (Loss)	(3,562)	(219)
Distillery Products
Net Sales	$69,005	$54,596
Pre-Tax Income	15,242	6,949
Corporate	(865)	$(536)

First Quarter Segment Highlights

Total sales of distillery products in the first quarter of fiscal 2007 rose by approximately $14.4 million, or 26 percent, compared to the first quarter of fiscal 2006.  This improvement was principally due to a $9.4 million, or nearly 34 percent, increase in sales of fuel grade alcohol and a $4.3 million, or 21 percent, increase in sales of food grade alcohol.  The increased sales of fuel grade alcohol resulted from significantly higher average selling prices, which offset slightly lower unit sales compared with the prior year period.  In the food grade area, sales of alcohol for industrial applications rose by approximately $3.0 million, or 20 percent, while sales of alcohol for beverage applications rose by approximately $1.3 million, or 25 percent.  The increases in both of these categories resulted from improved prices and increased unit sales.  Sales of distillers feed, the principal by-product of the alcohol production process, increased approximately 10 percent over year-ago first quarter levels due to higher average selling prices, which were partially offset by slightly reduced unit sales due to improved alcohol yields.

Total ingredient sales in the first quarter of fiscal 2007 decreased by approximately $6.5 million, or 29 percent, compared to the prior year’s first quarter.  This was mainly due to a 66 percent decline in sales of specialty ingredients for non-food applications, principally the MGPI Chewtex™ line of pet-related ingredients.  First quarter sales revenue from specialty ingredients for food applications declined by approximately 12 percent compared to a year ago as part of the company’s planned reduction of certain products.  The decline resulted from lower unit sales, which were partially offset by improved average selling prices.  Although sales of the company’s Fibersym® resistant starches and Arise® wheat protein isolates declined from the prior year’s first quarter, the company will be increasing its marketing focus on sales of these core products in coming periods.

Update on Ingredients Improvement Plan

“Last year we reviewed the profitability of every product line in our ingredients segment,” said Tim Newkirk, president.  “For the current fiscal year, we are focused on executing our plan to drive profitable transaction growth.  The basic premise is to drop low-return products and to maximize our high-value product capacity.  We were very pleased to see the early results of our efforts in the first quarter, mainly due to better execution at the operating level.  While the sales of specialty ingredients for food applications registered lower unit sales compared to a year ago, average selling prices for both specialty starches and proteins were higher than the prior year period.  To compete more effectively, we are now organized around key technology platforms.  Another part of our strategy is to better integrate R&D with sales to form a stronger customer-facing team.  We’re putting more focus on fewer core products, specifically Fibersym®, Arise®, Wheatex®, and FiberRite™ RW.  Based on the level of increased interest in these products, we anticipate improving orders going forward.”

Regarding the pet products area, Newkirk said: “We are actively evolving our role in this area, moving up the value chain by increasing our capabilities to deliver retail-ready products to our customers.  In fact, we are offering a range of technologies to provide high quality finished packaged goods per customer specifications.  The early success of this strategy is encouraging.”

Outlook

Seaberg commented, “Current high demand for both food grade and fuel grade alcohol products should support continued strength in our distillery segment.  Our investments in distillery equipment upgrades will set the stage for incremental increases in unit volumes, but also make our plant network more efficient and environmentally compliant.  Although these upgrades should improve our performance over the long term, our distillery segment earnings in the second half of this fiscal year could be affected by fluctuations in fuel alcohol pricing and higher corn costs.”

Regarding ingredients, Seaberg stated, “We have reconfigured this segment to generate earnings growth.  The first step was to get our cost structure in line and to place a greater emphasis on fewer key product groups.  Going forward we are a more focused operation, with dedicated plants and a more proactive customer support team.  Regarding our pet division, we are determined to turn last year’s setback into an opportunity by providing finished products, some of which are just beginning to hit store shelves.”

Seaberg concluded, “We expect a strong contribution from our alcohol products.  It is also our aim to begin generating operating profits from the ingredients segment by the end of this fiscal year, if not sooner.”

Investor Conference Call

The company will host an investor conference call today at 10 a.m. central time to review the first quarter results.  Stockholders and other interested parties may listen to the call live via telephone by dialing 888-200-8867 by 9:50 a.m. central time, or access it on the Internet at www.mgpingredients.com.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products. The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan”, “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will”, “could” and or the negatives of these terms or variations of them or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others:  (i) the availability and cost of grain, (ii) fluctuations in gasoline prices, (iii) fluctuations in energy costs, (iv) competitive environment and related market conditions, (vi) our ability to realize operating efficiencies, (vii) the effectiveness of our hedging programs; (viii) access to capital and (ix) actions of governments. For further information on these and other risks and uncertainties that may affect the company’s business, see Item 1A. Risk Factors in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006.

MGP Ingredients, Inc.

CONSOLIDATED STATEMENT OF EARNINGS

	Quarter Ended
(unaudited)	October 1	September 30
(Dollars in thousands, except per share)	2006	2005
NET SALES	$84,995	$77,046
COST OF SALES	70,058	64,862
GROSS PROFIT	14,937	12,184
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,859	5,709
OTHER OPERATING INCOME	596	168
INCOME FROM OPERATIONS	10,674	6,643
OTHER INCOME (EXPENSE)
OTHER INCOME (NET)	360	116
INTEREST EXPENSE	(219)	(565)
INCOME BEFORE INCOME TAXES	10,815	6,194
PROVISION FOR INCOME TAXES	3,839	2,463
NET INCOME	$6,976	$3,731
OTHER COMPREHENSIVE LOSS (net of tax)	(190)	(135)

COMPREHENSIVE INCOME	6,786	3,596

BASIC EARNINGS PER COMMON SHARE	$0.43	$0.23
DILUTED EARNINGS PER COMMON SHARE	$0.41	$0.23

Weighted average shares outstanding - Basic	16,308,870	16,006,923
Weighted average shares outstanding — Diluted	16,817,119	16,491,244

CONSOLIDATED BALANCE SHEETS

(unaudited)	Oct. 1	June 30
(Dollars in thousands)	2006	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,948	$14,495
Segregated cash and investments	994	2,291
Receivables	34,040	32,197
Inventories	29,739	30,467
Prepaid expenses	3,728	1,098
Deferred income taxes	1,591	1,990
Total Current Assets	83,040	82,538
PROPERTY AND EQUIPMENT, At Cost	342,008	336,428
Less accumulated depreciation	(218,043)	(214,593)
	123,965	121,835
OTHER ASSETS	208	211
	$207,213	$204,584

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	3,817	3,796
Accounts payable	13,482	10,661
Accrued expenses	8,709	10,028
Income taxes payable	1,726	4,210
Deferred revenue	8,991	9,374
Total Current Liabilities	$36,725	$38,069

LONG-TERM DEBT	11,501	12,355
POST-RETIREMENT BENEFITS	6,714	6,554
DEFERRED INCOME TAXES	12,798	12,694
STOCKHOLDERS’ EQUITY	139,475	134,912
	$207,213	$204,584